Exhibit 21.1

LIST OF SUBSIDIARIES

OFSCC-FS, LLC, a Delaware limited liability company.
OFSCC-FS Holdings, LLC, a Delaware limited liability company.
OFSCC-MB, LLC, a Delaware limited liability company.
OFS SBIC I GP, LLC, a Delaware limited liability company.
OFS SBIC I, LP, a Delaware limited liability company.